UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement                                                                 ☐ Confidential, for use of the Commission only
☑ Definitive Proxy Statement                                                                       (as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Pernix Therapeutics Holdings, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and date of its filing.

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PERNIX THERAPEUTICS HOLDINGS, INC.
10 North Park Place, Suite 201
Morristown, New Jersey 07960

April 14, 2016

To Our Stockholders:

You are cordially invited to join us at our 2016 Annual Meeting of Stockholders to be held at the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey 07960, on May 26, 2016 at 10:00 a.m., local time.  For directions to attend the meeting and vote in person, please visit our proxy website at https://www.iproxydirect.com/PTX.

The attached Notice of Annual Meeting and Proxy Statement describe the matters proposed by your Board of Directors to be considered and voted upon by our stockholders at the 2016 Annual Meeting.

Once again, we are taking advantage of the Securities and Exchange Commission’s Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder.  We believe this approach provides you, as our stockholders, the proxy materials you need while reducing printing and postage costs associated with delivery and reducing the environmental impact of our Annual Meeting.  In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to those stockholders who have not previously elected to receive a printed set of proxy materials.  The Notice contains instructions on how to access our Proxy Statement and Annual Report to Stockholders, as well as how to vote online, by telephone, or in person at the 2016 Annual Meeting.

Your vote is important.  Whether you own relatively few or a large number of shares of our stock, it is important that your shares be represented and voted at the Annual Meeting.  Please vote your shares online or by telephone or, if you received a printed set of proxy materials by mail, by returning the accompanying proxy card.  Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely, Douglas Drysdale Chairman of the Board and Chief Executive Officer

PERNIX THERAPEUTICS HOLDINGS, INC.
10 North Park Place, Suite 201
Morristown, New Jersey 07960

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2016 Annual Meeting of the Stockholders of Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Company”), will be held at the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey 07960, on May 26, 2016 at 10:00 a.m., local time, to vote upon the following matters:

●	to elect four directors for a term of one year;

●	to approve, on an advisory basis, our executive compensation as disclosed in the attached proxy statement (“say-on-pay”);

●	to ratify the selection of Cherry Bekaert L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

●	to consider a stockholder proposal concerning majority voting in uncontested elections of directors of the Company, if properly presented at the meeting; and

●	to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 1, 2016 are entitled to notice of, and to vote at, the 2016 Annual Meeting.

Once again, instead of mailing a printed copy of our proxy materials (including our annual report) to each stockholder of record, we have decided to provide access to these materials via the Internet.  This delivery method reduces the amount of paper necessary to produce these materials, as well as the costs associated with printing and mailing these materials to all stockholders.  Accordingly, on April 15, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of April 1, 2016 and posted our proxy materials on our website as described in the Notice.  As explained in greater detail in the Notice, all stockholders may access our proxy materials on our website or may request a printed set of our proxy materials.  In addition, the Notice and website provide information on how to request to receive all future proxy materials in printed form or electronically.

Your vote is important.  If you are unable to attend in person and wish to have your shares voted, please vote as soon as possible, whether online, by telephone, or by returning a proxy card sent to you in response to your request for printed proxy materials.

By Order of the Board of Directors Douglas Drysdale Chairman of the Board and Chief Executive Officer

Morristown, New Jersey
April 14, 2016

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF OUR PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2016.

This proxy statement is available at https://www.iproxydirect.com/PTX

PERNIX THERAPEUTICS HOLDINGS, INC.
10 North Park Place, Suite 201
Morristown, New Jersey  07960

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these proxy materials?

A:
You are receiving these proxy materials because you owned shares of common stock of our company, Pernix Therapeutics Holdings, Inc. (the “Company”), at the close of business on April 1, 2016, and, therefore, are eligible to vote at the Company’s 2016 annual meeting of stockholders (the “Annual Meeting”).  Our board of directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting.

Q:	Why did I receive the one-page Notice of Internet Availability of Proxy Materials?

A:
Since we are providing proxy materials to you primarily online, instead of mailing printed copies to each owner of our common stock, you received a one-page Notice of Internet Availability of Proxy (the “Notice”).  The Notice was mailed to stockholders beginning April 15, 2016 and it directs you to a website where you can view our proxy materials, including this proxy statement and our annual report.  If you would like to obtain a paper copy of the proxy materials, including our annual report, please follow the instructions on the Notice.

Q:	On what matters will I be voting?

A:
At the Annual Meeting, our stockholders will be asked (1) to elect four directors to each serve a one-year term; (2) to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote); (3) to ratify the appointment of Cherry Bekaert L.L.P., an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2016 and (4) to consider a shareholder proposal concerning majority voting in uncontested elections of directors of the Company, if properly brought before the meeting.

Q:	Could other matters be considered and voted upon at the Annual Meeting?

A:
Our Board does not expect to bring any other matter before the Annual Meeting and is not aware of any other matter that may be considered at the Annual Meeting.  In addition, pursuant to our bylaws, the time has elapsed for any stockholder to properly bring a matter before the Annual Meeting.  However, if any other matter does properly come before the Annual Meeting, the proxy holders will vote the proxies as the Board may recommend.

Q:	Where and when will the Annual Meeting be held?

A:	The Annual Meeting will be held at the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey 07960, on May 26, 2016 at 10:00 a.m., local time.

Q:	How can I obtain directions to the Annual Meeting?

A:	For directions to the location of our Annual Meeting, please visit our proxy website at https://www.iproxydirect.com/PTX.

Q:	Who is soliciting my proxy?

A:
Our Board is soliciting your proxy to vote at the Annual Meeting.  By completing and returning a proxy card, you are authorizing the proxy holder to vote your shares at the Annual Meeting as you have instructed.

Q:	How many votes may I cast?

A:	Each holder of common stock is entitled to one vote, in person or by proxy, for each share of our common stock held of record on the record date.

Q:	How many votes can be cast by all stockholders?

A:
Our common stock is the only class of security outstanding and entitled to vote at the Annual Meeting.  As of the record date, we had 63,899,549 shares of common stock outstanding, each of which is entitled to one vote.

Q:	How many shares must be present to hold the Annual Meeting?

A:	Our bylaws provide that 50% of the total number of shares of common stock outstanding constitutes a quorum and must be present in person or by proxy to conduct a meeting of our stockholders.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.”  The Notice has been directly sent to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. If you are a beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by following the instructions that they have included with these proxy materials.

Q:	How do I vote?

A:	You may vote using any of the following methods:

●
In person at the Annual Meeting:   You may vote in person at the Annual Meeting, either by attending the Annual Meeting yourself or authorizing a representative to attend the Annual Meeting on your behalf.  You may also execute a proper proxy designating that person.  If you are a beneficial owner of shares held in street name, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the Annual Meeting.

●
Other ways to vote:  You may also vote online or by telephone as instructed on the Notice, or by returning a proxy card or voting instruction form sent to you in response to your request for printed proxy materials.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:
Yes.  You may revoke or change your proxy at any time before it is voted by giving a written revocation notice to our corporate secretary, by delivering timely a proxy with a later date, or by voting in person at the Annual Meeting.

Q:	Can my shares be voted if I do not return the proxy card and do not attend the Annual Meeting in person?

A:
If you are a stockholder of record and do not vote the shares held in your name, your shares will not be voted.  However, the Company may vote your shares if you have returned a blank or incomplete proxy card (see “What happens if I return a proxy card without instructions?” below regarding record holders).

If you are the beneficial owner of shares held in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote (a “broker non-vote”).  Brokers generally have discretionary authority to vote shares held in street name on “routine” matters but not on “non-routine” matters.  The proposal to ratify the appointment of the independent auditor is generally considered a “routine” matter, while each of the proposal to elect directors, the say-on-pay vote and the shareholder proposal concerning majority voting in uncontested elections of directors of the Company, if properly presented, is a “non-routine” matter.

Q:	What happens if I submit a proxy without voting instructions?

A:
● Record holders :  If you are a stockholder of record and return a proxy card without voting instructions, your shares will be voted (1) FOR each of the four director nominees, (2) FOR approval of our executive compensation as disclosed in this proxy statement, (3) FOR the ratification of the appointment of Cherry Bekaert L.L.P. as our independent auditor for the fiscal year ending December 31, 2016 and (4) AGAINST the shareholder proposal concerning majority voting in uncontested elections of directors of the Company, if properly presented.

● Street holders :  If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, they will only be entitled to vote your shares with respect to “routine” items, such as the proposal to ratify the appointment of the independent auditor.

Q:	What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are votes counted?

A:
The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how our Board recommends that you vote, and what vote is required for that proposal to be approved:

Proposal	Your Voting Options	Recommendation of the Board of Directors	Vote Required for Approval

Election of Directors	You may vote “FOR” all nominees, “AGAINST” all nominees, or “FOR” all but one or more nominees.	The Board recommends you vote “FOR” all four nominees.	plurality of the votes cast

Say-on-Pay (advisory)	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	affirmative vote of a majority of the votes cast

Ratification of Selection of Auditors for 2016	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	The Board recommends that you vote “FOR” ratification of our selection of Cherry Bekaert L.L.P. as our independent registered public accounting firm for 2016.	affirmative vote of a majority of the votes cast

Shareholder Proposal	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	The Board recommends that you vote “AGAINST” the shareholder proposal	affirmative vote of a majority of the votes cast

Any Other Matters . Any other matters coming before the Annual Meeting will be decided by the affirmative vote of a majority of the votes cast, except as otherwise provided by statute, regulation, or our articles of incorporation or bylaws.

Q:	What effect do abstentions and broker non-votes have on each proposal?

A:
Because director elections will be decided by plurality vote, abstentions and broker non-votes have no effect on either of those proposals.

Abstentions and broker-non votes are not considered “votes cast.” Therefore, with regard to the approval of the say-on-pay vote, the ratification of auditors and the shareholder proposal concerning majority voting in uncontested elections of directors of the Company, abstentions and broker non-votes will reduce the number (but not the percentage) of affirmative votes needed to pass the proposal.

Q:	Who pays for soliciting proxies?

A:
We are paying for all costs of soliciting proxies.  Our directors, officers, and employees may request the return of proxies by mail, telephone, Internet, telefax, telegram, or personal interview.  We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies.  We will reimburse them for their expenses.

Q:	What happens if the Annual Meeting is postponed or adjourned?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Q:	How can stockholders present proposals for inclusion in our proxy materials relating to our 2017 annual meeting?

A:
Any stockholder who wishes to present a proposal for inclusion in our proxy materials relating to our 2017 annual meeting must give us notice in advance of the meeting in accordance with Rule 14a-8(e) as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This rule requires that notice must be received by our corporate secretary at our principal executive offices no later than January 8, 2017, although this date will change if the date of our 2017 annual meeting is 30 calendar days earlier or later than the aniversary date of this year's annual meeting.  Our principal executive offices are located at 10 North Park Place, Suite 201, Morristown, New Jersey 07960.

All stockholder proposals and recommendations for nomination for director must comply with Article III of our bylaws in order to be eligible for consideration at a stockholders’ meeting. Any individual recommended by a stockholder as a candidate for director must satisfy the director qualification requirements contained in Article IV of our bylaws in order to serve as a member of our Board.

Stockholders should refer to the bylaws for a complete description of the requirements. Our bylaws are filed with the SEC and also may be obtained as described under “Corporate Governance – Availability of Corporate Governance Documents.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires our directors and officers, and persons who own more than ten percent of our common stock, to file initial reports of ownership and changes in ownership with the SEC.  Directors and officers and stockholders owning more than ten percent of our common stock are required by the SEC to furnish us with copies of all reports filed pursuant to Section 16(a).

Based on our review of Section 16(a) reports filed by or on behalf of our directors, officers, and stockholders owning greater than ten percent of our common stock, or written representations that no filings were required, we believe that all such required reports were filed on a timely basis during fiscal year 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2016, by:

●	our named executive officers;

●	each of our directors/director nominees;

●	all of our current directors and executive officers as a group; and

●	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2016, pursuant to derivative securities, such as options, warrants or restricted stock units, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on an aggregate of 63,899,549 shares of common stock outstanding as of March 31, 2016.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is: c/o Pernix Therapeutics Holdings, Inc., 10 North Park Place, Suite 201, Morristown, NJ  07960.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Doug Drysdale (1)	698,911	1.09%
Sanjay Patel (2)	132,000	*
Rick Shalaby (3)	112,500	*
Terrence Novak	250,000	*
Barry Siegel (4)	117,500	*
Steve Elms (5)	2,238,008	3.50%
Tasos Konidaris (6)	20,000	*
John Sedor (7)	20,000	*
All executive officers and directors as a group (8 persons) (8)	3,588,919	5.62%
Five Percent Stockholders
Broadfin Capital, LLC(13)	6,090,829	9.53%
Bracebridge Capital LLC (9)	4,078,735	6.38%
Cetus Capital, LLC (10)	4,037,822	6.32%
Morgan Stanley (11)	5,182,617	8.11%
venBio Select Advisor LLC (12)(	5,144,916	8.05%
Stonepine Capital, L.P. (14)	3,739,079	5.85%
James E. Smith, Jr. (15)	3,501,704	5.48%
Cooper C. Collins (16)	3,526,571	5.52%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of 105,161 shares of common stock and options to purchase 593,750 shares of common stock that are either currently exercisable or are exercisable within 60 days of March 31, 2016.
(2)	Consists of 7,000 shares of common stock and options to purchase 125,000 shares of common stock that are either currently exercisable or are exercisable within 60 days of March 31, 2016.
(3)	Consists of options to purchase 112,500 shares of common stock that are either currently exercisable or are exercisable within 60 days of March 31, 2016.
(4)	Consists of 5,000 shares of common stock and options to purchase 112,500 shares of common stock that are either currently exercisable or are exercisable within 60 days of March 31, 2016.
(5)
Based on Amendment No. 1 to a joint Schedule 13D filed with the SEC on April 27, 2015 by the following: Aisling Capital III, LP, Aisling Capital Partners III, LP (its general partner) and Aisling Capital Partners III, LLC (the general partner of Aisling Capital Partners III, LP), each of which may be deemed to have sole voting and dispositive power over 2,218,008 shares; Dennis Purcell (the managing member of Aisling Capital Partners III, LLC), and two other principals, Steven Elms and Andrew Schiff, each of which may be deemed to have shared voting and dispositive power of  2,218,008 shares.  This amount also includes options to purchase 10,000 shares of common stock  held by Mr. Elms for the benefit of Aisling Capital LLC (Mr. Elms disclaims beneficial ownership of these securities) for board services rendered by Mr. Elms and 10,000 shares of common stock  held by Mr. Elms for the benefit of Aisling Capital LLC (Mr. Elms disclaims beneficial ownership of these securities) for board services rendered by Mr. Elms.

(6)	Consists of options to purchase 20,000 shares of common stock that are either currently exercisable or are exercisable within 60 days of March 31, 2016.
(7)	Consists of options to purchase 20,000 shares of common stock that are either currently exercisable or are exercisable within 60 days of March 31, 2016.
(8)	Consists of 2,595,169 shares of common stock and options to purchase 993,750 shares of common stock that are either currently exercisable or are exercisable within 60 days of March 31, 2016.
(9)
Based on a joint Schedule 13G filed with the SEC on April 27, 2015 by the following: (a) Bracebridge Capital, LLC, which has sole voting and dispositive power over 4,078,735 shares, (b)  FFI Fund Ltd., which has sole voting and dispositive power over 2,682,554 shares, (c) FYI Ltd., which has sole voting and dispositive power over 423,561 shares,   (d) Olifant Fund, Ltd., which has sole voting and dispositive power over 423,561 shares, (e) Strongbow Fund Ltd., which has sole voting and dispositive power over 313,748  shares, (f)Value Recovery Fund Limited, which has sole voting and dispositive power over 235,311 shares and (f) Nancy Zimmerman and Gabriel Sunshine, which together have shared voting and dispositive power  over 4,078,735 shares.  The address for each of these reporting persons is 500 Boylston Street, 17th Floor, Boston, Massachusetts 02116.

(10)
Based on Amendment No. 1 to a joint Schedule 13D filed with the SEC on August 12, 2015 by (a) Cetus Capital III, L.P., which has sole voting and dispositive power over 183,959 shares, (b) Cetus Capital II, LLC, which has sole voting and dispositive power over 2,717,866 shares (c) Littlejohn Opportunities Master Fund LP, which has sole voting and dispositive power over 744,660  shares, and (d) SG Distressed Fund, LP, which has sole voting and dispositive power over 391,337 shares.   The address for each of the reporting persons is 8 Sound Shore Drive, Suite 303, Greenwich, CT  06830.

(11)
Based on Amendment No. 1 to a joint Schedule 13G filed with the SEC on February 5, 2016 by Morgan Stanley and Morgan Stanley Capital Services LLC.  Morgan Stanley is deemed to have sole voting power of 5,157,843 shares, shared voting of 21,574 shares and shared dispositive power of 5,182,617 shares; and Morgan Stanley Capital Services LLC is deemed to have sole voting power of 5,135,807 shares and shared dispositive power of 5,135,807 shares. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(12)
Based on a Schedule 13G filed with the SEC on February 12, 2016 by venBio Select Advisor LLC which is deemed to have sole voting and dispositive power of 5,144,916 shares.  venBio Select Advisor LLC provides investment advisory and management services and has acquired the securities for investment purposes on behalf of venBio Select Fund LLC, venBio Select Fund Ltd., and certain managed accounts.  The address for venBio Select Advisor LLC is 1700 Owens Street, Suite 595, San Francisco, CA 94158.

(13)
Based on Amendment No. 1 to a joint Schedule 13G filed with the SEC on March 8, 2016 by the following: Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler, each of whom is deemed to have shared voting and shared dispositive power of 6,090,082 shares.  The address for Broadfin Capital, LLC and Kevin Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022 and the address for Broadfin Healthcare Master Fund, Ltd. is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.

(14)
Based on a Schedule 13G filed with the SEC on March 24, 2016 by Stonepine Capital, L.P. which is deemed to have  sole voting and dispositive power of  3,739,079 shares.  Stonepine Capital Management, LLC is the general partner and investment adviser of Stonepine Capital, L.P.  Jon M. Plexico and Timothy P. Lynch are the control persons of Stonepine Capital Management, LLC.  The address for Stonepine Capital, L.P.  is P.O Box 250, Bend, OR 97709.

(15)
Based on a Form 4 filed with the SEC on May 21, 2014 by Mr. Smith.  The number of shares reported as beneficially owned by him include 3,200 shares held by his daughter.  Mr. Smith’s address is 700 Camp Street, New Orleans, LA  70130.

(16)
Based on a Form 4 filed with the SEC on April 2, 2014 by Mr. Collins.  The number of shares reported as beneficially owned by him include (a) 245,163 shares held by his wife, (b) 390,681 shares that are held in a grantor retained annuity trust for the benefit of his wife and children, and (c) 390,681 shares that are held in a grantor retained annuity trust for the benefit of himself and his children.  The address for Mr. Collins is 33219 Forest West Drive, Magnolia, TX  77354.

ELECTION OF DIRECTORS
(PROPOSAL 1)

General

Our bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board, and by resolution the Board has set the number of directors at four.  The current term of office of all four of our directors expires at our Annual Meeting.  At the recommendation of our Nominating Committee, our Board has re-nominated each of our current directors to serve a new term of office expiring at our 2017 annual meeting of stockholders or until his successor is duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below.  Each director nominee has indicated that he is willing and able to serve if elected.  In the event that any nominee is unable or declines to serve as a director at the time of our meeting, the proxies will be voted for any nominee designated by our current Board to fill the vacancy.  Under our bylaws, directors are elected by plurality vote.

Director Nominees

The following table sets forth certain information regarding our nominees for election as directors, including whether each has been determined by our Board to be “independent” as defined by the listing standards of The NASDAQ Stock Market, LLC (“NASDAQ”), his age, and how long he has served as a director of our Company.

Name & Age	Director Since	Independent
Douglas Drysdale, 46	2014	No
Steven A. Elms, 52	2011	Yes
Tasos G. Konidaris, 50	2014	Yes
John A. Sedor, 71	2014	Yes

Biographic information for each director nominee is detailed below under “Biographies of Director Nominees.”  Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other directorships held currently or at any time during the last five years, and the experiences, qualifications, attributes, or skills that led the Nominating Committee and our Board to determine that the person should serve as a director for our Company.

 Director Nominations and Considerations

The Nominating Committee has established the following minimum qualifications that any prospective director nominee must satisfy before the Committee will recommend his or her nomination to our Boa

●	Director nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

●
Director nominees should have experience and the ability to exercise sound judgment in matters that relate to the current and long-term objectives of our Company and should be willing and able to contribute positively to the decision-making process of our Company.

●	Director nominees should have a commitment to understand our Company and its industry and to regularly attend and participate in meetings of our Board and its committees.

●
Director nominees should have the interest and ability to understand and consider the sometimes conflicting interests of the various constituencies of our Company, which include stockholders, employees, customers, governmental units, creditors and the general public, while remaining focused on acting in the interests of our stockholders.

●
Director nominees should not have, nor appear to have, a conflict of interest that would impair the director nominee’s ability to represent the interests of our stockholders and to fulfill the responsibilities of a director.

In addition to these minimum qualifications, the Nominating Committee will only recommend a director nominee to our Board if, following the election or appointment of that nominee:

●	A majority of the Board of Directors will be independent under NASDAQ listing rules.

●	Each of the Audit, Compensation and Nominating Committees of the Board of Directors will be comprised entirely of independent directors.

●
At least one member of the Audit Committee will have the experience, education, and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Please see “The Board of Directors and Board Committees – Director Independence and Board Leadership Structure” for more information regarding the determination of director independence.

Consideration of Candidates Recommended by Stockholders

Our Board is open to suggestions from our stockholders on candidates for election to the Board.  All nominations of candidates for election as directors must comply with Article III of our bylaws, which are on file with the SEC and available as described under “Corporate Governance – Availability of Corporate Governance Documents.”  To serve as a member of our Board, nominees must satisfy the director qualification requirements detailed in Article IV of our bylaws as well as any established by the Nominating Committee (current qualifications are detailed above under “Director Nominations and Considerations”).  The Nominating Committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all other director candidates.

A stockholder may nominate a candidate for election as a director by sending the information relating to such person that is required to be disclosed in solicitation of proxies for the election of directors that is required by Regulation 14A promulgated under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director.

The information should be sent to the committee addressed as follows: Corporate Secretary, Pernix Therapeutics Holdings, Inc., 10 North Park Place, Suite 201, Morristown, New Jersey 07960.  In accordance with our bylaws, the nomination must be delivered, by personal delivery or first class mail, to this address (our principal executive offices), and must be received no earlier than 120 days prior and no later than 90 days prior to the anniversary date of the previous year’s annual meeting.

Biographies of Director Nominees

In choosing our directors, we have sought persons with the highest personal and professional ethics, integrity, and values, who can commit themselves to representing the long-term interests of our stockholders.  Our directors must also have an inquisitive and objective perspective, practical wisdom, and mature judgment.  Our directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on our Board for an extended period of time.  In addition to these attributes, each of our directors has a strong and unique background and experience that led us to conclude that he should serve as a director of our Company.  These qualifications are set forth below in each director’s biography.  Additionally, in determining the composition of our Board, we consider the director independence and committee requirements of NASDAQ listing rules and all legal requirements.

Douglas L. Drysdale.   Mr. Drysdale was appointed as the Company’s Chief Executive Officer and as Chairman of the Board of Directors on February 4, 2014.  Prior to that time, Mr. Drysdale had been the Chief Executive Officer of Alvogen, Inc., a global leader in pharmaceuticals, from 2008 to 2013.   Prior to Alvogen, Mr. Drysdale helped build Actavis, a multinational pharmaceutical company, as head of mergers and acquisitions and a member of the executive board, spearheading specialty acquisitions such as Sindan (oncology) and Abrika (CR formulations).  Prior industry leadership positions also include Vice President of Global Business Development with Alpharma, Inc.; Global Licensing with Forest Laboratories, Inc.; Executive Vice President and Co-Founder with Alkensa, Inc., and Director Business Development with Elan Corp, plc.  Mr. Drysdale received a Bachelor of Science degree from University of East Anglia, UK in Biological Sciences.

Relevant Experience:

●            Pharmaceutical company senior management
●            Extensive experience with growth through acquisition in the pharmaceutical industry
●            Head of business development and licensing at large pharmaceutical companies

Steven A. Elms. Mr. Elms has served as an independent director of the Company since his appointment in 2011 and serves as the Chairman of the Nominating Committee.  He also serves on the Company’s Audit and Compensation Committees.  Mr. Elms is currently a Managing Partner at Aisling Capital, a leading private equity fund investing in life science companies.  Previously, he was a senior member of the Life Sciences Investment Banking Group of Hambrecht & Quist and was involved in over 60 financing and M&A transactions, which helped clients raise in excess of $3.3 billion in capital. Mr. Elms has been a director of Loxo Oncology, Inc. since July 2013. He received an M.B.A. from the Kellogg Graduate School of Management at Northwestern University, and a B.A. in Human Biology from Stanford University.

Relevant Experience:

●            Financial expertise
●            Public company management
●            Audit committee experience

John A. Sedor. Mr. Sedor has served as an independent director of the Company and also as the Chairman of the Compensation Committee since his appointment in 2014.  He also serves on the Company’s Nominating and Audit Committees.  Mr. Sedor has been Chairman and Chief Executive Officer of SEDOR Pharmaceuticals, LLC since 2014 and served as President and CEO and a director of Cangene Corporation, a fully integrated developer and manufacturer of immune therapeutics until its acquisition by Emergent Biosolutions from 2011 until February 2014.  Prior to that, from 2008 until 2011, Mr. Sedor served as Chief Executive Officer and President of CPEX Pharmaceuticals since its spin-off from Bentley in 2008 until its acquisition by Footstar. Mr. Sedor was President of Bentley from 2005 until the spin-off of CPEX. From 2001 to May 2005, he was President and CEO of Sandoz, Inc. (a division of Novartis AG). From 1998-2001 Mr. Sedor was President and Chief Executive Officer at Verion, Inc., a drug delivery company. Previously, Mr. Sedor served as President and Chief Executive Officer at Centeon, LLC, a joint venture between two major multinational corporations, Rhône-Poulenc Rorer and Hoechst AG. Previously, Mr. Sedor served as Executive Vice President at Rhône-Poulenc Rorer, Revlon Health Care and Parke-Davis. Mr. Sedor holds a Bachelor of Science degree in Pharmacy/Chemistry from Duquesne University, and has studied strategic marketing at both Northwestern University’s Kellogg Graduate School of Management and Harvard Business School. He has also attended Harvard’s Executive Forum.

Relevant Experience:

●            Public pharmaceutical company senior management
●            Pharmaceutical company strategic planning and business development
●            Board membership on public pharmaceutical company

Tasos G. Konidaris.  Mr. Konidaris has served as an independent director of the Company and also as the Chairman of the Audit Committee since his appointment in 2014.  He also serves on the Company’s Nominating and Compensation Committees.  Mr. Konidaris has served as Executive Vice President and Chief Financial Officer of Alcresta Pharmaceuticals, LLC since March 2016.  Prior to that, he was Senior Vice President and Chief Financial Officer of Ikaria, Inc., a biotherapeutics company, from October 2011 to May 2015. Prior to joining Ikaria, since 2007, Mr. Konidaris served as Senior Vice President and Chief Financial Officer at Dun & Bradstreet (D&B) Corporation, a leading commercial information services company. He was Principal Accounting Officer and led the Global Finance Operations of D&B beginning in 2005. From 2003 to 2005, Mr. Konidaris served as Group Vice President of the Global Pharmaceutical and Global Diversified Products Groups at Schering-Plough Corporation, a pharmaceutical company. Earlier in his career, Mr. Konidaris held senior financial and operational positions of increasing responsibility at the Pharmacia Corporation, Rhone-Poulenc Rorer, Novartis Corporation and Bristol-Myers Squibb Company. Mr. Konidaris was a director of Delcath Systems Inc. from July 2012 until December 2014.  Mr. Konidaris holds an MBA from Drexel University, and a BS from Gwynedd Mercy College.

Relevant Experience:

●            Chief financial officer
●            Strong accounting and finance background
●            Board membership on public pharmaceutical company

Required Vote:

Our directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting.

Board Recommendation:

The Board of Directors believes that the election of each of the four nominees listed above is in the best interests of Pernix and the best interests of our stockholders and therefore recommends a vote FOR each of the four nominees listed above.

CORPORATE GOVERNANCE

Our Board and management have adopted corporate governance practices designed to aid in the fulfillment of their respective duties and responsibilities to our stockholders.  Together, our articles of incorporation, bylaws, code of business conduct and ethics, and Board committee charters form the framework for the governance of our Company.  Copies of these documents are available as described below under “—Availability of Corporate Governance Documents.”

Code of Business Conduct and Ethics

We have a written Code of Conduct and Ethics that applies to the directors, officers, and employees of, and consultants and contractors to, the Company and its subsidiaries, including the Company’s Chief Executive Officer and Chief Financial Officer.  The Code of Business Conduct and Ethics is a set of policies on key integrity issues that will encourage representatives of the Company to act ethically and legally.  It includes the Company’s policies with respect to conflicts of interest, compliance with laws, insider trading, corporate opportunities, competition and fair dealing, discrimination and harassment, health and safety, record-keeping, confidentiality, protection and proper use of Company assets, payments to government personnel and reports to and communications with the SEC and the public.  Any waivers of the Code of Ethics for directors or executive officers must be approved by our Board and disclosed in a Form 8-K filed with the SEC within four days of the waiver.

Availability of Corporate Governance Documents

You may access our articles of incorporation, our bylaws, our Code of Business Conduct and Ethics, all committee charters, and other corporate governance documents under the “About Pernix - Corporate Compliance & Business Practices” section of our website at http://www.pernixtx.com.  You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Corporate Secretary, Pernix Therapeutics Holdings, Inc., 10 North Park Place, Suite 201, Morristown, New Jersey 07960.

Communications with the Board, Committees, or Individual Directors

Stockholders and other interested parties may communicate with our Board or specific members of our Board, including the members of our various Board committees, by submitting a letter addressed in care of the Board of Directors at the Company’s principal executive offices:  Pernix Therapeutics Holdings, Inc., 10 North Park Place, Suite 201, Morristown, New Jersey 07960.  Any stockholder communication addressed in this manner will be delivered, unopened, to the director to whom it is addressed, or to the Chairman if addressed to the Board.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity which has one of their executive officers who served on our Board or Compensation Committee.

The Board's Role in Risk Oversight

The Board’s role in our risk oversight process includes regular discussions and meetings with members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, several members of the Board are actively involved in several key areas of risk, namely, regulatory strategy and interactions with the U.S. Food and Drug Administration, and financing matters. Due to the relatively small size of the Board, and our centralized management, senior management is able to frequently interact with the full Board (or the appropriate committee in the case of risks that are under the purview of a particular Committee). This structure enables the Board and committees to be heavily involved in the risk oversight role.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related Person Policy

The Board of Directors has adopted a written Related Person Transaction Approval Policy (referred to as the “Related Person Policy”) that is administered by the Audit Committee of the Board of Directors.  The Related Person Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a “related person” as defined by the SEC (Item 404 of Regulation S-K) has a direct or indirect material interest.

Under the Related Person Policy, the facts and circumstances of the proposed transaction will be provided to senior management, which will determine whether the proposed transaction is a related person transaction that requires further review.  Transactions that fall within the definition will be submitted to the Audit Committee for approval, ratification or other action at the next Audit Committee meeting or, in those instances in which senior management determines that it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chairman of the Audit Committee.  The Audit Committee or the Chairman, as applicable, may approve, based on good faith consideration of all the relevant facts and circumstances, only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

In addition, senior management will review quarterly reports of amounts paid or payable to, or received or receivable from, any related person and determine if there are any related person transactions that were not previously approved or ratified under the Related Person Policy.  The Audit Committee will evaluate all options available, including, but not limited to, ratification, amendment, termination or rescission and, where appropriate, take disciplinary action.  The Audit Committee will request that senior management evaluate the Company’s controls to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval.

  Certain Relationships and Transactions

There were no transactions or relationships in 2015 for which the board was required to review the Related Person Policy.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our bylaws authorize our Board to appoint one or more committees, each consisting of one or more directors.  Our Board has established three standing committees:  an Audit Committee, a Compensation Committee and a Nominating Committee.  Our Board has adopted a charter for each committee, which describes the authority and responsibilities delegated to that committee by the Board.  These charters are available as described under “Corporate Governance – Availability of Corporate Governance Documents.”

Director Independence and Board Leadership Structure

Periodically, and at least annually in connection with its annual recommendation to the Board of a slate of director nominees, the Nominating Committee of our Board reviews the independence of the Board’s current members (and director nominees who are not current members) and reports its findings to the full Board.  Our Board then considers all relevant facts and circumstances in making an independence determination, including an analysis from the standpoint of the director and from that of persons or organizations with which the director has an affiliation.

Our Board has determined that, as of the record date, three of our four directors are independent under NASDAQ’s listing rules.  Messrs. Elms, Konidaris and Sedor are independent; however, Mr. Drysdale does not qualify as independent as he currently serves as our Chief Executive Officer.

Our Board has determined that the roles of Chief Executive Officer and Chairman are best served by the same person at this time.  The structure ensures that the independent directors will have more time to actively participate in board meetings with less time needed for any one independent director to focus on Chairman duties.

Executive Sessions of the Board of Directors

We schedule executive sessions at which our independent directors meet without the presence or participation of management.  The Chairs of the Audit Committee, Compensation Committee and Nominating Committee each act as presiding director of such executive sessions on a rotating basis.

Board and Committee Meetings

Our Board met ten times in fiscal year 2015.  All members of our Board attended at least 75% of the total number of meetings of the Board and of the Board committees of which he was a member during fiscal 2015.

We encourage our directors to attend every annual meeting of stockholders.  Our bylaws require that we schedule a meeting of the Board on the same day as our annual meeting of stockholders, which facilitates our directors’ attendance at the annual meeting.  Each of our directors who was serving as a director as of the 2015 annual meeting attended that annual meeting.

The current members of each committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2015.  The role of each committee is discussed in detail below.

Board Committee
Director	Audit	Compensation	Nominating
Douglas Drysdale	--	--	--
Steven A. Elms	X	X	Chair
Tasos G. Konidaris	Chair	X	X
John A. Sedor	X	Chair	X
Number of Meetings in 2015	4	5	1
———————

Audit Committee

Under its charter, the Audit Committee’s responsibilities include:

●	The appointment, compensation, retention, evaluation and oversight of the work of the Company’s independent registered public accounting firm.

●	Reviewing the experience and qualifications of the senior members and lead partner of the independent registered public accounting firm.

●	Reviewing, evaluating and approving the annual engagement proposal of the independent registered public accounting firm.

●	The pre-approval of all auditing services and all non-audit services permitted to be performed by the independent registered public accounting firm.

●	Determining the independence of the Company’s independent registered public accounting firm.

●	Reviewing any audit problems or difficulties the independent registered public accountants may encounter in the course of their audit work.

●	Reviewing all proposed “related person” transactions for potential conflict-of-interest situations.

●
Reviewing and discussing with management and the Company’s independent registered public accounting firm annual audited financial statements, quarterly financial statements, material accounting principles applied in financial reporting and any other release of financial information.

●	Reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management.

●
Reviewing the integrity, adequacy, and effectiveness of the Company’s accounting and financial controls, both internal and external, with the assistance of management and the Company’s independent registered public accounting firm.

●
Discussing with the Chief Executive Officer and Chief Financial Officer of the Company the processes involved in, and any material required as a result of, their Annual Report on Form 10-K and Quarterly Report on Form 10-Q certifications regarding the operation of the internal controls of the Company.

●	Reviewing reports from management and the independent registered public accountants relating to the status of compliance with laws, regulations, and internal procedures.

●
Approving and monitoring the Company’s compliance with the Company’s Code of Business Conduct and Ethics, which covers the conduct and ethical behavior of the directors, officers, and employees of, and consultants and contractors to, the Company and its subsidiaries.

●	Establishing procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company.

Our Audit Committee is also responsible for any audit reports the SEC requires us to include in our proxy statements.  In this proxy statement, the requisite report may be found under the heading, “Audit Committee Report.”

Each member of our Audit Committee also meets the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under the Exchange Act.  None of the members of our Audit Committee has participated in the preparation of our consolidated financial statements or those of our subsidiaries during the past three years, and all are able to read and understand fundamental financial statements and are financially literate under the applicable rules of the SEC and NASDAQ.  Our Board has determined that Mr. Konidaris is an “audit committee financial expert” under SEC rules.

Compensation Committee

Under its charter, the Compensation Committee’s responsibilities include:

●	Reviewing the compensation practices and policies of the Company to ensure they provide appropriate motivation for corporate performance and increased stockholder value.

●	Approving (or recommending, where stockholder approval is required) any adoption, amendment or termination of compensation programs and plans.

●	Overseeing the administration of the Company’s compensation programs and plans, including the determination of the directors and employees who are to receive awards and the terms of those awards.

●	Conducting periodic surveys of compensation practices of comparable companies.

●	Conducting an annual review and approval of compensation and benefits to directors and senior executives.

●	Reviewing and approving the Company’s policies and procedures with respect to expense accounts and perquisites.

●	Reviewing and approving annual corporate goals and objectives for our Chief Executive Officer.

●
Reviewing the performance of our Chief Executive Officer with regard to such goals and objectives with the independent members of our Board and communicating to our Chief Executive Officer the Board’s evaluation of his performance.

●
Reviewing and recommending to the Board of Directors the “Compensation Discussion and Analysis” if required to be included, as applicable, in our Annual Report on Form 10-K, annual proxy statement, or any information statement.

●	Composing the “Compensation Committee Report,” if required to be included in our annual proxy statement.

●	Analyzing and making recommendations to our Board regarding the directors’ and officers’ indemnification and insurance matters.

●	Conducting an annual performance evaluation of the Compensation Committee.

In this proxy statement, the requisite Compensation Committee Report may be found under the heading, “Compensation Committee Report.”

Nominating Committee

Under its charter, the Nominating Committee’s responsibilities include:

●	Establishing criteria for selecting new directors.

●	Considering and recruiting candidates to fill new positions on our Board, including any candidate recommended by the stockholders.

●	Conducting appropriate inquiries to establish a candidate’s compliance with the qualification requirements established by the Nominating Committee.

●	Assessing the performance, contributions, and qualifications of individual directors, including those directors slated for re-election.

●	Recommending director nominees for approval by our Board.

●	Evaluating the performance of our Board as a whole and of the Nominating Committee at least annually.

●
Reviewing and making recommendations to our Board with respect to any proposal properly presented by a stockholder for inclusion in our annual proxy statement (which may be referred to any other Board committee as appropriate in light of the subject matter of the proposal).

Other Committees

Our Board may, from time to time, form other committees as circumstances warrant.  Any additional committees will have authority and responsibility as may be delegated by our Board, to the extent permitted by our articles, our bylaws, and Maryland law.

AUDIT COMMITTEE REPORT

The Audit Committee reviews our Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the preparation of our consolidated financial statements and our filings, including the design and implementation of our Company’s internal controls.  Our Audit Committee oversees the integrity of our financial statements, reports, and other financial information, our compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications, independence, and performance.  Our Audit Committee operates under a written charter, which is available as described under “Corporate Governance – Availability of Corporate Governance Documents.”

In this context, the Audit Committee has met and held discussions with management regarding the assessment of our Company’s internal controls over financial reporting.  The Audit Committee has also met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of our Company’s results.  The Audit Committee has discussed significant accounting policies applied by the Company in its consolidated financial statements, as well as alternative treatments.  Management represented to the Audit Committee that our Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114.

In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management.  As part of that review, the Audit Committee received the written disclosures and letter required by Public Company Accounting Oversight Board, or PCAOB, Rule 3526 (Communication with Audit Committees Concerning Independence) and by all relevant professional and regulatory standards relating to the independent registered public accounting firm’s independence from the Company.  The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to our Company is compatible with the auditor’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.  The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audits.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, and the overall quality of the Company’s financial reporting.  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

By the Audit Committee: Tasos G. Konidaris, Chair Steven A. Elms John A. Sedor

DIRECTOR COMPENSATION

The table below details all compensation the Company paid to our non-employee directors during fiscal year 2015.  Information regarding compensation paid to Mr. Drysdale as the Company’s Chief Executive Officer may be found in the “Executive Compensation - Summary Compensation Table.”

Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards (2)(3)(4)	Total
Steven Elms	$67,750	$—	$121,996	$189,746
Tasos Konidaris	74,750	—	121,996	196,746
John Sedor	70,000	—	121,996	191,996

(1)
Doug Drysdale has been omitted from this table because he received no compensation for serving on our board of directors.  Mr. Drysdale’s compensation as President and Chief Executive Officer for 2015 is detailed in “Executive Compensation - Summary Compensation Table”.

(2)
The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the director during 2015 computed in accordance with FASB ASC Topic 718. See Note 20 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 10, 2016 for a discussion of assumptions made by us in determining the grant date fair value of our equity awards.

(3)
During the year ended December 31, 2015, we granted to our non-employee directors options to purchase an aggregate of 120,000 shares of common stock in the following amounts, 40,000 to each director on August 14, 2015 at an exercise price of $4.70.  The options grants in 2015 were made under the 2015 Omnibus Incentive Compensation Plan. All of the shares of common stock underlying the options will vest ratably over four years on each anniversary date of the grant.

(4)	As of December 31, 2015, our directors and former directors had outstanding options to purchase common stock and RSUs as set forth below:

Name	Stock Options	RSUs
Steven Elms	90,000	10,000
Tasos Konidaris	80,000	—
John Sedor	80,000	—

All directors are eligible to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors, and our non-employee directors are also eligible to receive reimbursement, upon approval of the board of directors or a committee thereof, for reasonable out-of-pocket expenses incurred in connection with attendance at various conferences or meetings with our management.

Overview of Director Compensation and Procedures

We periodically review the level of compensation paid to our non-employee directors. In determining the level of compensation for our non-employee directors, we have obtained data from a number of different sources, including:

●	Publicly available peer group information; and

●	Independent private surveys of non-executive director compensation in the pharmaceutical industry.

Employee directors do not receive additional compensation for service on the Board or its committees. We reimburse each non-employee director for travel expenses incurred in connection with attendance at board meetings. The cash compensation program for our Board and the current equity compensation program is set forth below.

Annual Cash Compensation (paid in equal quarterly installments):

●	$40,000 per director;

●	additional $40,000 for the non-executive Chairman of the Board;

●
additional $12,000 for each non-chair membership of the Audit Committee, $7,500 for each non-chair membership of the Compensation Committee and $7,000 for each non-chair membership of the Nominating Committee; and

●	additional $24,000 for the Chairman of the Audit Committee, $15,000 for the Chairman of the Compensation Committee and $10,000 for the Chairman of the Nominating Committee.

Equity Compensation:

●	annual grant of options to purchase 40,000 shares of common stock, vesting over a four year period.

Indemnification and Insurance

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Maryland law.  We also provide our directors and officers with standard director and officer insurance.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
(PROPOSAL 2)

We are seeking stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement.  This vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.  This disclosure includes the compensation tables and the accompanying narrative compensation disclosures.

This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), which was enacted in July 2010.  We are asking stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the Company’s 2016 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby APPROVED.”

We understand that our executive compensation practices are important to our stockholders.  Our core executive compensation philosophy is based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, programs, and practices as described in this proxy statement.

Accordingly, we ask our stockholders to vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement.

Required Vote:

Advisory approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting.  The say-on-pay vote is advisory, and therefore not binding on our Board, the Compensation Committee or Pernix. However, our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is a significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board Recommendation:

The Board unanimously recommends a vote FOR approval of the approval of, on an advisory basis, the compensation of our named executive officers.

EXECUTIVE OFFICERS

 Set forth below is certain information concerning our executive officers, including the business experience of each during the past five years.

Name	Age	Position
Douglas Drysdale	46	Chief Executive Officer
Terence Novak	59	Chief Operating Officer
Sanjay Patel	40	Chief Financial Officer
Barry Siegel	51	Senior Vice President, General Counsel and Secretary

Information pertaining to Mr. Drysdale may be found in “Proposal 1-Election of Directors-Biographies of Director Nominees.”

Terence Novak. Mr. Novak most recently served as President of Norwich Pharma Services since January 2011 where he established the company as a leader in the contract development and manufacturing industry focused on specialty pharmaceutical companies. Prior to Norwich, Mr. Novak served as President and CEO of Frontline Pharmaceuticals from January 2010 to January 2011 and prior to that, he served as President of North America and Chief Commercial Officer at Patheon, Inc. from February 2008 to December 2009 where he was responsible for operations and global sales and marketing. Prior industry leadership positions include President of DSM Pharmaceuticals, Vice President at Cytogen, Executive Vice President at Algos Pharmaceuticals, and Vice President at Innovex, a division of Quintiles, and various sales and marketing positions at Bristol-Myers Squibb. Mr. Novak has also served on various industry advisory boards as well as on the board of directors at both Frontline Pharmaceuticals and Curaxis Pharmaceuticals. Mr. Novak brings over 30 years of pharmaceutical industry experience, including 20 years in executive leadership in business development, sales, marketing and operations. During that time, he led the creation of over 75 sales forces and sales operations teams and managed multiple product launches.

Sanjay Patel. Mr. Patel was appointed Chief Financial Officer on June 23, 2014. He has over 15 years of investment banking, institutional investment and public policy experience. Mr. Patel has assisted specialty pharmaceutical and healthcare companies raise more than $7 billion in initial public offerings, follow-on offerings, debt offerings and private placements. He has served as a financial advisor on a variety of mergers, acquisitions and strategic alliances. While on the buyside at a $5bn fund, Mr. Patel was responsible for a global portfolio of generic and specialty pharmaceutical holdings. He also worked with the William J. Clinton Foundation and the Global Fund to negotiate and implement long-term supply agreements for HIV and malaria drugs throughout the developing world. Mr. Patel is a CFA Charterholder and received a Bachelor of Science in Biology and Molecular Genetics with Honors from McGill University in Montreal, Canada.

Barry Siegel.  Mr. Siegel was hired as the Company’s Senior Vice President and General Counsel in May 2014.  He was also appointed the Company’s Chief Compliance Officer in October 2014 and Secretary in May 2015.  Prior to joining the Company he was a Shareholder and Co-Chair of the Private Equity practice group of the law firm, Buchanan Ingersoll & Rooney PC from February 2011 where he concentrated his practice on mergers and acquisitions, corporate governance, securities and healthcare.  Mr. Siegel was also a Partner at the law firm, Klehr Harrison Harvey Branzburg from 1996.  Mr. Siegel received a BA from the University of Massachusetts in 1986 and a JD from New York University School of Law in 1989.

COMPENSATION DISCUSSION & ANALYSIS

General Philosophy

The compensation committee (a) annually reviews and determines salaries, bonuses and other forms of compensation paid to our executive officers and management; (b) selects recipients of awards of stock options, restricted stock awards and other equity awards and establishes the number of shares and other terms applicable to such awards; and (c) construes the provisions of and generally administers our Amended and Restated 2009 Stock Incentive Plan (the "2009 Plan"), our 2015 Omnibus Incentive Compensation Plan (the “2015 Plan” and together with the 2009 Plan, the “Incentive Plans”) and any other equity incentive plans currently in effect. Our compensation committee charter is available on our web site.

The compensation committee held five meetings in 2015. The compensation committee of our Board has overall responsibility for the compensation program for our executive officers. Our compensation committee currently consists of three independent directors. The compensation committee is responsible for establishing policies and otherwise discharging the responsibilities of the Board with respect to the compensation of our executive officers, senior management, and other employees. In evaluating executive officer pay, the compensation committee may retain the services of an independent compensation consultant or research firm and consider recommendations from the Chief Executive Officer and persons serving in supervisory positions over a particular officer or executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically is responsible for administering all of our incentive and equity-based plans, including the 2009 Plan and the 2015 Plan.

Overview of Compensation and Process

All decisions with respect to executive compensation are first approved by the compensation committee and then submitted, together with the compensation committee's recommendation, to the members of the Board for final approval.

Elements of compensation for our executives generally include:

●	Base salary (typically subject to upward adjustment annually based on individual performance);
●	Annual cash bonus based on certain performance criteria;
●	Equity incentive awards; and
●	Health, disability and life insurance.

Our primary objective with respect to executive compensation is to design a reward system that will align executives' compensation with the Company's overall business strategies and attract and retain highly qualified executives. The principal elements of executive compensation are salary, bonus and will, typically, include stock option grants. We intend to stay competitive in the marketplace with our peers. In considering the elements of compensation, the compensation committee considers the Company’s current cash position in determining whether to adjust salaries, bonuses and stock option grants.

In 2015, the Compensation Committee, together with its consultant, sought to develop executive benefits that would further drive corporate performance, enhance retention and enable key members of the executive team to share in the potential growth in the company’s value based upon increases in the Company’s absolute stock price performance over a three-year performance period.  Accordingly, in August 2015, the Company issued one-time, performance based incentive options to our named executive officers and one other executive. The amount, if any, of these of these options that vest is determined at the end of a three-year performance period with 50% of earned options vesting at the end of the performance period and the remaining 50% vesting one year after the performance period.  These options are tied to absolute stock price targets of the Company’s Common Stock of $20, $25, $30 and $35 with 50%, 75%, 100% and 150% of the targeted award earned, respectively.

Section 162(m) of the Internal Revenue Code of 1986, or the Code, places a $1 million annual cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, stock options will qualify as performance based compensation. The committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

The Company does not believe that its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

Our “named executive officers” for the year ended December 31, 2015 were as follows: Doug Drysdale, our Chief Executive Officer and President, Sanjay Patel, our Chief Financial Officer, Terence Novak, our Chief Operating Officer, Rick Shalaby, our Senior Vice President of Commercial Operations and Barry Siegel, our Senior Vice President and General Counsel.

In April 2016, we announced that Rick Shalaby resigned as our Senior Vice President of Commercial Operations.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Doug Drysdale Chief Executive Officer and President	2015 2014	592,250 527,083	130,991 287,500	___ ___	1,382,365 2,060,539	___ ___	34,484 25,714	(4) (4)	2,140,090 2,900,836

Sanjay Patel Chief Financial Officer	2015 2014	453,200 229,167	46,770 176,000	___ ___	465,528 2,930,521	___ ___	16,561 9,511	(5) (5)	982,060 3,345,199

Terence Novak Chief Operating Officer	2015 2014	437,748 354,160	40,501 170,000	___ ___	465,528 1,231,051	___ ___	20,034 8,766	(5) (5)	963,811 1,763,977
Rick Shalaby Former Senior Vice President of Commercial Operations	2015 2014	337,500 204,166	50,400 96,250	___ ___	465,528 1,724,234	___ ___	19,000 9,400	(6) (6)	872,428 2,034,050
Barry Siegel Senior Vice President and General Counsel	2015 2014	329,875 193,750	40,170 105,000	___ ___	368,980 1,783,906	___ ___	21,051 16,681	(7) (7)	760,076 2,009,337

(1)
Amounts reflect the payment of a target-based bonus awarded to the named executive officers. The target-based bonus is based on a target percentage of each named executive officer’s base salary for the fiscal year and then adjusted based on pre-determined corporate goals and individual performance, except for our chief executive officer whose annual bonus is determined solely based on attainment of our company objectives. In 2015, the target-based bonus was based on the achievement of 100% of corporate goals.  This bonus was earned in 2015 based on the named executive’s base salary for the full fiscal year and paid out in March 2016.  In 2014, the target-based bonus was based on the achievement of 100% of corporate goals.  This bonus was earned in 2014 based on the named executive’s base salary for the full fiscal year and paid out in March 2015.

(2)
The amounts in this column represent the aggregate grant date fair value of restricted stock units granted to the named executive officer computed in accordance with FASB ASC Topic 718. See Note 20 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 10, 2016 for a discussion of the assumptions used in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(3)
The amounts in this column represent the aggregate grant date fair value of stock options granted to the named executive officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 20 of the notes to our consolidated financial statements in our annual report on Form 10-K filed with the SEC on March 10, 2016 for a discussion of our assumptions in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(4)
Mr. Drysdale was hired as the Company’s Chief Executive Officer on February 5, 2014; therefore, no data is provided for him for fiscal 2013.  Amounts reflect a monthly car allowance of $1,500 paid to Mr. Drysdale under the terms of his employment agreement, described below, and payments made for health insurance coverage of such named executive officer and his family members.

(5)
Mr. Patel was hired as the Company’s Chief Financial Officer on June 25, 2014 and Mr. Novak was hired as the Company’s Chief Operating Officer on March 3, 2014; therefore, no data is provided for them for fiscal 2013.  Amounts reflect payments made for health insurance coverage of such named executive officers and their family members and 401k matching pursuant to the Company’s 401k plan.

(6)
Mr. Shalaby was hired as the Company’s Senior Vice President of Sales and Marketing on March 17, 2014; therefore, no data is provided for him for fiscal 2013.  Effective October 2, 2014, Mr. Shalaby was promoted to Senior Vice President of Commercial Operations.  Mr. Shalaby resigned his employment with the Company on April 8, 2016.  Amounts reflect a monthly car allowance of $700 paid to Mr. Shalaby under the terms of his employment agreement, described below and 401k matching pursuant to the Company’s 401k plan.

(7)
Mr. Siegel was hired as the Company’s Senior Vice President and General Counsel on May 8, 2014; therefore, no data is provided for him for fiscal 2013.  Amounts reflect a monthly car allowance of $500 paid to Mr. Siegel under the terms of his employment agreement, described below and payments made for health insurance coverage.

Base Salary

Salaries are provided to employees as compensation for basic services and to meet the objective of attracting and retaining talent. The board of directors initially approves the hiring and promotion of any of our executive officers, including their compensation and option package. Compensation for the CEO is normally reviewed on an annual basis by the Compensation Committee. The compensation for the remaining executive officers will be determined by our CEO, and the Compensation Committee will meet with our CEO concerning their compensation and will make its final determination of the appropriate compensation amounts for each of them.

When establishing or reviewing base compensation levels for our CEO, the Compensation Committee, in accordance with its general compensation policy, will consider numerous factors, including:

●	Responsibilities relevant to the position;

●	Qualifications of the executive and relevant experience of the individual;

●	Strategic goals for which the executive has responsibility; and

●	General compensation in the industry, including information available in surveys and the like.

No pre-determined weights are given to any one of such factors.

The Compensation Committee will continue to review its policies in this regard, given the amount of turnover both at the board and executive management levels and will adjust its determinations accordingly throughout the remainder of fiscal 2016.

 Bonus

Our compensation program includes eligibility for an annual performance-based discretionary cash bonus. We believe that annual performance-based discretionary cash bonuses compensate for the achievement of strategic, operational and financial objectives. Our Board of Directors has established cash bonus targets for our named executive officers that have a maximum range from 40% to 75% of base salary. Our Board of Directors and Compensation Committee may adjust these targets based upon their evaluation of whether our bonus targets are externally competitive and internally equitable. The amount of the cash bonus paid depends on the level of achievement of the stated corporate, department and individual performance goals. For 2015, the target annual performance-based cash bonus percentage was 75% of base salary for our chief executive officer, 50% of base salary for our senior vice president of commercial operations and 40% of base salary for our and chief operating officer, chief financial officer and senior vice president and general counsel.  Upon review of 2015 corporate and individual results against the pre-defined metrics and goals, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are not achieved or exceeded.

For a discussion of the cash bonus compensation approved by our Compensation Committee and payable to our executives for the 2015 fiscal year, See “Employment Agreements with Current Executive Officers.”

Perquisites

We match employee contributions to a 401(k) on a dollar for dollar basis up to 4% of salary after six months of continued employment with the Company. These contributions are available to all employees. We provide health, dental and life insurance benefits to all of our employees. These benefits are provided to attract and retain talent.

Stock Option and Equity Compensation

All of our employees, including executive officers, are eligible to receive long-term stock-based incentive awards under our  Incentive Plans as a means of providing such individuals with a continuing proprietary interest. We believe that such grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. Our stock option plan enhances our ability to attract and retain the services of qualified individuals. We consider this plan to be the primary means of providing long-term equity compensation to our employees and officers. The Compensation Committee, which acts as administrator of this plan, considers several factors in determining whether such awards are granted to an executive officer, including the following:

●	The executive’s position and his or her performance and responsibilities;

●	The amount of equity awards currently held by the officer;

●	The officer’s other compensation; and

●	Percentages for equivalent officers of similarly situated companies.

While the Compensation Committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options, the committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying vesting to particular corporate or job performance milestones.

During 2015, we granted a total of 2,847,200 options to all of our employees and officers, which represented approximately 5% of our outstanding common stock at December 31, 2015 and, of such amount, we granted 1,275,000 shares or options to our executive officers, representing 45% of the total number of shares granted to our employees and officers.

 Post-Employment Compensation/Employment Agreements with Executive Officers

The Company has the following employment agreements which contain post-employment compensation with its Named Executive Officers.

Employment Agreements with Current Executive Officers

Douglas Drysdale. On February 5, 2014, we entered into an employment agreement with Mr. Drysdale, our Chief Executive Officer, President and Chairman. Mr. Drysdale’s employment agreement provides for an initial term until February 1, 2017 with automatic renewals for additional one year terms thereafter unless terminated by either the Company or Mr. Drysdale. Mr. Drysdale’s base salary, effective February 5, 2014, was set at $575,000 per year and may be increased annually by the Board or the compensation committee in their sole discretion. Effective December 31, 2015, Mr. Drysdale’s salary was $592,250.

Mr. Drysdale is also eligible to receive an annual bonus payment of up to 75% of his annual base salary, which, in the discretion of the Board or the Compensation Committee in consultation with Mr. Drysdale, Mr. Drysdale achieves specific and measurable individual and company performance objectives established by the Board or the Compensation Committee. The exact amount of the bonus shall be determined by the Board or Compensation Committee in its sole discretion and may be less than the target bonus if Mr. Drysdale does not achieve all of his personal and Company performance objectives. He received a cash bonus for 2015 of $130,991 based on his base salary of $592,250 for the full fiscal year which was paid in March 2016.

The Company provides Mr. Drysdale a car allowance of $1,500 per month. Mr. Drysdale and his dependents are covered, at the Company’s expense, under the Company’s health, dental and vision insurance programs. Mr. Drysdale is entitled to participate in any life and accidental death and dismemberment insurance policies offered to other senior executives of the Company. Mr. Drysdale is eligible to participate in all other welfare, savings and retirement and other employee benefit plans, practices, policies and programs applicable generally to other senior executives of the company. The Company shall reimburse Mr. Drysdale for all reasonable expenses properly incurred by Mr. Drysdale in the discharge of his duties hereunder upon production of the evidence therefor in accordance with the Company’s then current policy.

In the event that Mr. Drysdale’s employment is terminated by the Company without cause, as defined within the employment agreement, or resignation by Mr. Drysdale without good reason, as defined within the employment agreement, Mr. Drysdale will be entitled the following, referred to as the “Accrued Obligations” his base salary and other cash entitlements accrued through the date of termination, the amount of any compensation previously deferred by Mr. Drysdale shall be paid to Mr. Drysdale in accordance with the terms of the applicable deferred compensation plan to the extent theretofore unpaid and amounts that are vested benefits or the Mr. Drysdale is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement, and the Company shall have no other severance obligations with respect to Mr. Drysdale.

In the event that Mr. Drysdale’s employment is terminated by the Company without cause, as defined within the employment agreement, or resignation by Mr. Drysdale with good reason, as defined within the employment agreement, Mr. Drysdale will be entitled his Accrued Obligations, for a period of twelve months his base salary, based upon his base salary earned at the time of his termination, the cash bonus paid or payable in the immediately preceding year, any of Mr. Drysdale’s applicable health and welfare benefits, including health, dental and life insurance benefits that he was receiving prior to termination shall be continued and maintained by the Company at the Company’s expense for a twelve month period or until such time as Mr. Drysdale is employed by another employer and is provided health and welfare benefits at least equal in the aggregate to the health and welfare benefits provided at the time of termination by the company. In addition, the Company shall reimburse Mr. Drysdale for all reasonable fees of all outplacement services engaged by Mr. Drysdale to enable him to find a new position. The Company’s decision not to renew Mr. Drysdale’s employment agreement shall be deemed to be a termination of his employment agreement without cause.

Under Mr. Drysdale’s employment agreement “cause” shall mean (1) Mr. Drysdale’s willful failure to perform his duties to the Company; (ii) Mr. Drysdale’s commission of any act of fraud, material misappropriation, embezzlement, willful  material misrepresentation or willful material dishonesty with respect to the Company or any affiliate, customer or supplier thereof; (iii) Mr. Drysdale’s commission of a felony, including without limitation the illegal use of drugs; (iv) any other willful engagement by Mr. Drysdale in illegal conduct in the performance of his employment that he knows violates applicable law or that causes the Company or any subsidiary thereof to violate applicable law and that, in either case, as reasonably determined, causes material harm to the reputation, goodwill or business operations of the Company and (v) a willful material breach by Mr. Drysdale of this Agreement.  For purposes of the definition of Cause, no act or failure to act on the part of Mr. Drysdale shall be considered “willful” unless it is done, or omitted to be done, by Mr. Drysdale in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.  Termination of Mr. Drysdale’s employment shall not be deemed to be for Cause unless and until the Company delivers to Mr. Drysdale a written notice detailing the specific acts that serve as the basis for the termination for Cause, within thirty (30) days of the Company becoming aware of such acts, and, as to clause (i) in the definition of Cause, Mr. Drysdale fails to cure such acts within a period of fifteen (15) days of receipt of notice of termination.  "Good Reason" shall mean (i) any substantial adverse change in the nature or scope of Mr. Drysdale’s responsibilities, powers, functions or duties (e.g. constructive discharge), (ii) any involuntary reduction in Mr. Drysdale’s Base Salary, targeted incentive compensation or benefits, (iii) any relocation of Mr. Drysdale without his consent to offices of the Company outside of New York City, (iv) a Change of Control of the Company or (v) any other material breach of Mr. Drysdale’s employment agreement by the Company. “Disability” means a person is “Disabled” within the meaning of section 409A(a)(2)(C) of the Internal Revenue Code of 1986 (the “Code”), or successor provision.

Sanjay S. Patel. On June 20, 2014, we entered into an employment agreement with Mr. Patel, our Chief Financial Officer. Mr. Patel is employed by the Company as an at-will employee, which allows either party to terminate the employment relationship at any time, for any reason with or without cause or notice. Mr. Patel’s base salary, effective June 20, 2014, was set at $440,000 per year and may be increased from time to time, but not decreased. Effective December 31, 2015, Mr. Patel’s salary was $453,200.

Mr. Patel is also eligible to receive an annual bonus payment of up to 40% of his annual base salary, subject to achievement of specific goals set by the Company’s CEO.   Mr. Patel received a cash bonus of $46,770 for 2015 based on his base salary of $453,200 for the full fiscal year which was paid in March 2016.

Mr. Patel and his family are covered, at the Company’s expense, under the Company’s health, dental and vision insurance programs. Mr. Patel is entitled to participate in any life and accidental death and dismemberment insurance policies offered to other senior executives of the Company. Mr. Patel is eligible to participate in all other welfare, savings and retirement and other employee benefit plans, practices, policies and programs applicable generally to other senior executives of the company.

In the event that Mr. Patel’s employment is terminated by the Company without cause, as defined within the employment agreement, or resignation by Mr. Patel with good reason, as defined within the employment offer letter, Mr. Patel will be entitled to receive severance equal to his then current annual base salary payable in equal semi-monthly installments over a one year period, Mr. Patel and his eligible family members will be eligible for health insurance coverage for a one year period, all restrictions on exercise related to any of Mr. Patel’s equity awards will lapse, and all of his equity awards ill otherwise vest, Mr. Patel will receive a pro rata bonus based on actual results against goals of his annual bonus and Mr. Patel has 90 days from termination to exercise any vested options.

Under Mr. Patel’s employment offer letter “Cause” shall mean (i) Mr. Patel’s willful failure to perform his duties to the Company; (ii) Mr. Patel’s commission of any act of fraud, material misappropriation, embezzlement, willful  material misrepresentation or willful material dishonesty with respect to the Company or any affiliate, customer or supplier thereof; (iii) Mr. Patel’s commission of a felony, including without limitation the illegal use of drugs; (iv) any other willful engagement by Mr. Patel in illegal conduct in the performance of his employment that Mr. Patel knows violates applicable law or that causes the Company or any subsidiary thereof to violate applicable law and that, in either case, as reasonably determined, causes material harm to the reputation, goodwill or business operations of the Company and (v) a willful material breach by Mr. Patel of his employment agreement.   Termination of employment shall not be deemed for Cause unless and until the Company delivers to Mr. Patel a written notice detailing the specific acts that serve as the basis for the termination and, as to clause (i) in the definition of Cause, Mr. Patel fails to cure such acts within a period of fifteen (15) days of receipt of notice of termination.  “Good Reason” shall consist of (i) a material diminution in Mr. Patel’s base compensation; (ii) a material diminution of Mr. Patel’s authority, duties or responsibilities or reporting lines; (iii) a material diminution in the authority, duties, responsibilities of the supervisor to whom Mr. Patel is required to report; (iv) a material change in the geographic location at which Mr. Patel must perform his duties; or (v) any other action or inaction that constitutes a material breach by Pernix under this agreement.  Good Reason shall not be deemed to exist unless Mr. Patel notifies the Company of this event within ninety (90) days of its occurrence, the Company has not cured the event within thirty (30) days of such notice and Mr. Patel resigns for Good Reason effective within sixty (60) days of the end of the cure period.

Terence S. Novak. On March 9, 2014, we entered into an employment agreement with Mr. Novak, our Chief Operating Officer. Mr. Novak is employed by the Company as an at-will employee, which allows either party to terminate the employment relationship at any time, for any reason with or without cause or notice. Mr. Novak’s base salary, effective March 9, 2014, was set at $425,000 per year and may be increased from time to time, but not decreased. Effective December 31, 2014, Mr. Novak’s salary was $437,750.

Mr. Novak is also eligible to receive an annual bonus payment of up to 40% of his annual base salary, subject to achievement of specific objectives set by the Company’s CEO.   Mr. Novak received a cash bonus for 2015 of $40,501 based on his base salary of $437,750 for the full fiscal year which was paid in March 2016.

Mr. Novak and his family are covered, at the Company’s expense, under the Company’s health, dental and vision insurance programs. Mr. Novak is entitled to participate in any life and accidental death and dismemberment insurance policies offered to other senior executives of the Company. Mr. Novak is eligible to participate in all other welfare, savings and retirement and other employee benefit plans, practices, policies and programs applicable generally to other senior executives of the Company.

In the event that Mr. Novak’s employment is terminated by the Company without cause, as defined within the employment agreement, or resignation by Mr. Novak with good reason, as defined within the employment offer letter, Mr. Novak will be entitled to receive severance equal to his then current annual base salary payable in equal semi-monthly installments over a one year period, Mr. Novak and his eligible family members will be eligible for health insurance coverage for a one year period and all restriction on exercise relating to any equity awards will lapse and all of Mr. Novak’s equity awards will otherwise vest.

Under Mr. Novak’s employment offer letter “Cause” shall consist of : (i) fraud, libel, slander, dishonesty, or any other willful and deliberate act by Mr. Novak that is detrimental to Pernix or its good will or damaging to its relationships with its members, customers, suppliers, or employees, including, without limitation (ii) use of alcohol or illegal drugs such as to interfere with the performance of Mr. Novak’s obligation hereunder,  (iii) conviction of, or entry of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty, or theft; (iv) Mr. Novak’s failure to comply with applicable laws or governmental regulations with respect to Pernix’s operations or the performance of his duties; or (v) Mr. Novak’s gross failure to perform the reasonable duties and responsibilities typically associated with his position as Chief Operating Officer or as may be assigned or delegated, from time to time, to Mr. Novak by Pernix. “Good Reason” shall consist of (i) a material diminution in Mr. Novak’s base compensation; (ii) a material diminution of Mr. Novak’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Novak is required to report; (iv) a material change in the geographic location at which Mr. Novak must perform his duties; or (v) any other action or inaction that constitutes a material breach by Pernix under Mr. Novak’s employment agreement.

Tarek “Rick” Shalaby. On March 14, 2014, we entered into an employment agreement with Mr. Shalaby, our Senior Vice President of Sales and Marketing. Mr. Shalaby was employed by the Company as an at-will employee, which allowed either party to terminate the employment relationship at any time, for any reason with or without cause or notice. Mr. Shalaby’s base salary, effective May 8, 2014, was set at $250,000 per year and will not be subject to reduction.   Effective December 31, 2015, Mr. Shalaby’s salary was $350,000.

Mr. Shalaby was also eligible to receive an annual bonus payment of up to 50% of his annual base salary, subject to achievement of specific objectives set by the Company’s CEO.  Mr. Shalaby received a cash bonus of $50,400 for 2015 based on his base salary of $350,000 for the full fiscal year which was paid in March 2016.

The Company provided Mr. Shalaby a car allowance of $700 per month. Mr. Shalaby and his family were covered, at the Company’s expense, under the Company’s health, dental and vision insurance programs. Mr. Shalaby was entitled to participate in any life and accidental death and dismemberment insurance policies offered to other senior executives of the Company. Mr. Shalaby was eligible to participate in all other welfare, savings and retirement and other employee benefit plans, practices, policies and programs applicable generally to other senior executives of the Company.

Mr. Shalaby resigned his employment with the Company on April 8, 2016.

Barry J. Siegel. On May 8, 2014, we entered into an employment agreement with Mr. Siegel, our Senior Vice President and General Counsel. Mr. Siegel is employed by the Company as an at-will employee, which allows either party to terminate the employment relationship at any time, for any reason with or without cause or notice. Mr. Siegel’s base salary, effective May 8, 2014, was set at $300,000 per year and may be increased from time to time, but not decreased. Effective December 31, 2015, Mr. Siegel’s salary was $334,750.

Mr. Siegel is also eligible to receive an annual bonus payment of up to 40% of his annual base salary, subject to achievement of specific objectives set by the Company’s CEO.   Mr. Siegel received a cash bonus for 2015 of $40,170 based on his base salary of $334,750 for the full fiscal year which was paid in March 2016.

Mr. Siegel and his family are covered, at the Company’s expense, under the Company’s health, dental and vision insurance programs. Mr. Siegel is entitled to participate in any life and accidental death and dismemberment insurance policies offered to other senior executives of the Company. Mr. Siegel is eligible to participate in all other welfare, savings and retirement and other employee benefit plans, practices, policies and programs applicable generally to other senior executives of the Company.

In the event that Mr. Siegel’s employment is terminated by the Company without cause, as defined within the employment agreement, or resignation by Mr. Siegel with good reason, as defined within the employment offer letter, Mr. Siegel will be entitled to receive severance equal to his then current annual base salary payable in equal semi-monthly installments over a one year period and 100% of the bonus Mr. Siegel is eligible to receive on account of the then current calendar year, Mr. Siegel and his eligible family members will be eligible for health insurance coverage for a one year period and all restriction on exercise relating to any equity awards will lapse and all of Mr. Siegel’s equity awards will otherwise vest.

Under Mr. Siegel’s employment offer letter “Cause” shall consist of : (i) fraud, libel, slander, dishonesty, or any other willful and deliberate act by Mr. Siegel that is detrimental to Pernix or its good will or damaging to its relationships with its members, customers, suppliers, or employees, including, without limitation (ii) use of alcohol or illegal drugs such as to interfere with the performance of Mr. Siegel’s obligation hereunder,  (iii) conviction of, or entry of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty, or theft; (iv) Mr. Siegel’s failure to comply with applicable laws or governmental regulations with respect to Pernix’s operations or the performance of his duties; or (v) Mr. Siegel’s gross failure to perform the reasonable duties and responsibilities typically associated with his position or as may be assigned or delegated, from time to time, to Mr. Siegel by Pernix. “Good Reason” shall consist of (i) a material diminution in Mr. Siegel’s base compensation; (ii) a material diminution of Mr. Siegel’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Mr. Siegel is required to report; (iv) a material change in the geographic location at which Mr. Siegel must perform his duties; or (v) any other action or inaction that constitutes a material breach by Pernix under Mr. Siegel’s employment agreement.

Retention Agreements

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by a possible change in control, we entered into retention agreements with each of our named executive officers effective as of March 1, 2016.  These retention agreements provide that, in the event of a change of control (as defined in the retention agreements) prior to March 1, 2017 where such named executive officer’s employment with the Company or any successor entity terminates for any reason, the period during which such named executive officer has the right to purchase common stock of the Company (or purchase any common stock or other equity interest of any successor entity into which such right is converted) shall be extended until that date that is 180 days following termination of such named executive officer’s employment.

GRANTS OF PLAN-BASED AWARDS

The following table presents each grant of stock options in 2015 to the individuals named in the summary compensation table.  There were no estimated future payouts to report under either non-equity or equity incentive plan awards:

Name	Grant Date	All Other Stock Awards: No of Shares of Stock	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price of Stock on Grant Date	Grant Date Fair Value of Option Awards (1)
Doug Drysdale	8/14/15	—	560,000	$4.70	$4.70	$1,380,365
Sanjay Patel	8/14/15	—	190,000	4.70	4.70	465,528
Terence Novak	8/14/15	—	190,000	4.70	4.70	465,528
Rick Shalaby	8/14/15	—	190,000	4.70	4.70	465,528
Barry Siegel	8/14/15	—	145,000	4.70	4.70	368,980

(1) Based on the assumptions set forth in Note 20 to our Notes to Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2015 related to calculation of value of stock-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the outstanding equity awards of each of the named executive officers of the Company as of December 31, 2015.

	Outstanding Equity Awards at December 31, 2015 Option Awards				Stock Awards
	Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
	Exercisable (#)	Unexercisable (#)
Doug Drysdale	500,000	812,500	$2.09	2/05/2024	—	$—
Doug Drysdale	—	200,000	4.70	8/14/2025	—	—
Doug Drysdale	—	360,000	4.70	8/14/2025	—	—
Sanjay Patel	125,000	375,000	8.63	6/23/2024	—	—
Sanjay Patel	—	70,000	4.70	8/14/2025	—	—
Sanjay Patel	—	120,000	4.70	8/14/2025	—	—
Terence Novak	125,000	375,000	3.71	6/23/2024	—	—
Terence Novak	—	70,000	4.70	8/14/2025	—	—
Terence Novak	—	120,000	4.70	8/14/2025	—	—
Rick Shalaby	25,000	75,000	3.49	5/9/2024	—	—
Rick Shalaby	12,500	37,500	7.01	8/20/2024	—	—
Rick Shalaby	50,000	150,000	9.31	11/6/2024	—	—
Rick Shalaby	—	70,000	4.70	8/14/2025	—	—
Rick Shalaby	—	120,000	4.70	8/14/2025	—	—
Barry Siegel	25,000	75,000	4.34	5/9/2024	—	—
Barry Siegel	12,500	37,500	7.01	8/20/2024	—	—
Barry Siegel	50,000	150,000	9.31	11/6/2024	—	—
Barry Siegel	—	45,000	4.70	8/14/2025	—	—
Barry Siegel	—	100,000	4.70	8/14/2025	—	—

  COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2015 with management, and based on such reviews and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The foregoing report is given by the following members of the Compensation Committee:

John A. Sedor, Chair
Steven Elms
Tasos G. Konidaris

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)

Our Audit Committee has appointed Cherry Bekaert L.L.P. to audit our consolidated financial statements for the fiscal year ending December 31, 2016, and recommends that the stockholders vote in favor of the ratification of such appointment.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.  We anticipate that representatives of Cherry Bekaert L.L.P. will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Fees Paid to Registered Independent Public Accounting Firm

The following table shows the fees paid or accrued by our Company for the audit and other services provided by Cherry Bekaert L.L.P. for fiscal years 2015 and 2014.

(in thousands)	2015	2014
Audit Fees (1)	$610	$516
Audit-Related Fees (2)	32	65
Tax Fees (3)	123	207
All Other Fees	—	—
Total	$765	$788
———————
(1)
“Audit Fees” represent fees for professional services rendered by Cherry Bekaert L.L.P. for fiscal years 2015 and 2014 for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K for those respective fiscal years, the review of financial statements included in our Quarterly Reports on Form 10-Q for those respective years and any services normally provided by these firms in connection with statutory and regulatory filings or engagements.

(2)
“Audit-Related Fees” represent fees for assurance and related services by Cherry Bekaert L.L.P. for fiscal years 2015 and 2014 that are reasonably related to the performance of the audit or review of our consolidated financial statements for those respective fiscal years and are not reported under “Audit Fees.” These fees consisted primarily of accounting consultations relating to the 401(k) audit of Pernix Therapeutics and Cypress Pharmaceutical as well as the 8-K for our 2015 acquisition of Zohydro® ER with BeadTekTM and the 8-K for our 2014 acquisition of Treximet, respectively.

(3)	“Tax Fees” represent fees for professional services rendered by Cherry Bekaert L.L.P. for fiscal years 2015 and 2014 for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee is required to pre-approve the audit and non-audit services performed for us by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independence of our independent registered public accounting firm.  Prior to the beginning of our fiscal year, our Audit Committee typically pre-approves certain general audit and non-audit services up to specified cost levels.  Any audit or non-audit services that are not generally pre-approved in this manner require specific pre-approval by our Audit Committee.  The  Audit Committee has delegated pre-approval authority to the Audit Committee Chairman and he must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.  Our Audit Committee does not delegate its responsibilities to pre-approve services performed by our independent registered public accounting firm to management.

All of the services described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” in the table above were approved by the Audit Committee as required by the SEC (in Rule 2-01 of Regulation S-X, paragraph c(7)(i)(C)).

Required Vote:

        The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of Cherry Bekaert L.L.P. as our independent registered public accounting firm for the year ending December 31, 2016.

Board Recommendation:

The Board unanimously recommends a vote FOR approval of the ratification of the retention of Cherry Bekaert L.L.P. as our independent registered public accounting firm for the fiscal year ended December 31, 2016.

PROPOSAL TO CONSIDER A SHAREHOLDER PROPOSAL
CONCERNING MAJORITY VOTING IN UNCONTESTED ELECTIONS OF DIRECTORS OF THE COMPANY
(PROPOSAL 4)

We have been advised that the California State Teachers’ Retirement System, 100 Waterfront Place, MS-04, West Sacramento, CA 95605-2807 (“CalSTRS”), which has indicated that it is the beneficial owner of at least $2,000 in market value of our common stock, intends to submit the following proposal at the annual meeting.  The affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting is required to approve the following stockholder proposal.

BE IT RESOLVED:

That the shareholders of Pernix Therapeutics Holdings, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by an affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard.  The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards.  Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect.  A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation.  In fact, more than 94% of the companies in the S&P 500 have adopted majority voting for uncontested elections.  We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of utmost importance.  We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless.  Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders.  In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent.  We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority standard for director elections.

Please vote FOR this proposal.

Required Vote:

        The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve the shareholder proposal.

Board of Directors’ Response and Recommendation:

The Board of Directors has carefully considered the shareholder proposal and, for the reasons described below, believes that the proposal to provide for the election of directors by a majority of the votes cast is not in the best interests of the Company and its shareholders.

We believe that, if adopted, it would not achieve its desired intent. The proposal as presented applies a majority voting standard only in the case of uncontested elections. Under this standard, if a non-incumbent nominee in an uncontested election fails to receive a majority of the votes cast for election, the result would be a vacancy on the Board of Directors that would be filled by the remaining members of the board, not by the shareholders. Alternatively, if an incumbent director in an uncontested election fails to receive a majority vote for re-election, under Maryland law and our bylaws, that director, although not elected by the shareholders, nonetheless remains on the Board of Directors as a “holdover” until (i) the election of a successor at a subsequent shareholder meeting, or (ii) the director’s resignation. Even if a director who fails to receive a majority vote for re-election tenders his or her resignation, the result would be one less director on the board or a vacancy filled by the remaining members of the Board of Directors.

We do not believe that these results are beneficial to shareholders, nor do they improve accountability. In fact, such vacancies could result in our failure to meet NASDAQ’s listing requirements relating to the independence of directors or SEC requirements relating to audit committee financial experts.

The Company currently elects directors by a plurality voting standard, which provides shareholders the opportunity to express disapproval of actions of the Board of Directors through the use of the withhold vote. The exercise of the withhold vote, rather than causing one or more “holdover” directors or vacancies, as discussed above, provides the Board of Directors with the flexibility to determine whether such a vote was intended only to send a message to which the Board of Directors should react, or was an effort to remove a particular director. In either case, it would be a matter of serious consideration for the Board of Directors.

Finally, any shareholder who is dissatisfied with a director has always had the ability to nominate an alternative candidate for director election in accordance with our bylaws. The proposal would retain a plurality voting standard for contested elections and, therefore, would have no effect in situations where the shareholders are actively choosing between candidates.

The Board of Directors values and fully appreciates the importance of the Annual Meeting as a forum for shareholders to express specific concerns they may have. Any dissatisfied shareholder has the ability to communicate concerns directly to one or more directors, and the Board of Directors and management have always welcomed shareholder input. The proposed majority voting standard, however, could significantly increase the influence of certain shareholders whose interests and agenda may differ from those of our shareholders generally. Under majority voting, because of the increased threat that one or more directors would not be re-elected in an uncontested election, the Board of Directors may be forced to follow the dictates of certain groups, or to engage in expensive and distracting solicitation campaigns, for matters that are peripheral and not related to the best interests of the Company and its shareholders.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” the shareholder proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

OTHER MATTERS

We know of no other matters to be submitted at the meeting.  If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated:  April 14, 2016

PERNIX THERAPEUTICS HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – MAY 26, 2016 AT 10:00 AM LOCAL TIME
CONTROL ID:
REQUEST ID:

The undersigned stockholder of Pernix Therapeutics Holdings, Inc. a Maryland corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April 14, 2016, and hereby appoints Douglas Drysdale and Sanjay Patel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of the Company, to be held on May 26, 2016 at 10:00 a.m., local time, at the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey 07960, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/PTX
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF PERNIX THERAPEUTICS HOLDINGS, INC.	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
	Election of four Directors:		☐	☐
	Doug Drysdale				☐
	Steven Elms				☐	CONTROL ID:
	Tasos G. Konidaris				☐	REQUEST ID:
	John A. Sedor				☐

Proposal 2		à	FOR	AGAINST	ABSTAIN
	To approve, on an advisory basis, our executive compensation as disclosed in the proxy statement (“say-on-pay”).		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	To ratify the selection of Cherry Bekaert L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.		☐	☐	☐

Proposal 4	To approve the Shareholder proposal concerning majority voting in uncontested elections of directors of the Company	à	FOR	AGAINST	ABSTAIN
			☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of all directors; FOR approval, on an advisory basis, of the Company’s executive compensation as disclosed in the proxy statement (“say-on-pay”); FOR the ratification of the appointment of Cherry Bekaert LLP, an independent registered public accounting firm, as the independent auditors of the Company for the fiscal year ending December 31, 2016; AGAINST the shareholder proposal; and as the Board of Directors may recommend on such other matters as may come before the meeting or any postponement or adjournment thereof.

MARK HERE FOR ADDRESS CHANGE    ☐   New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2016

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)